EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007
Dallas, Texas, November 15, 2007 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the third quarter and nine months ended September 30, 2007.
For the quarter, Hallwood reported a net loss of $367,000, or $0.24 per share, compared to a net loss of $848,000, or $0.56 per share, in 2006.
For the nine months, Hallwood reported a net loss of $8.3 million, or $5.44 per share, compared to a net loss of $883,000, or $0.58 per share, in 2006. The 2007 nine month loss included an equity loss from the Company’s Hallwood Energy, L.P. affiliate in the amount of $13.6 million.

Following is a comparison of results for the 2007 and 2006 periods:
Operating Income (Loss). For the 2007 and 2006 third quarters, operating income, primarily from textile products operations, was $1.2 million and a loss of $584,000, on revenue of $32.6 million and $25.1 million, respectively.
For the 2007 and 2006 nine months, operating income was $2.0 million and $790,000, on revenue of $92.9 million and $84.5 million, respectively.
The increases in revenue and operating income were primarily due to military sales, which were $18,079,000 and $46,625,000 for the three months and nine months ended September 30, 2007, compared to $11,541,000 and $40,455,000, respectively.
Other Income (Loss). Other income (loss) consists of equity from the Company’s 24% minority investment in its Hallwood Energy, L.P. affiliate, interest expense and other income and expense.
For the 2007 and 2006 third quarters, other income (loss) was a loss of $1.5 million and $670,000, respectively, including an equity loss from its energy investment of $1.3 million in 2007, compared to an equity loss of $665,000 in 2006.
For the nine months, other income (loss) was a loss of $14.1 million and $1.7 million, respectively, including equity losses of $13.6 million in 2007 and $1.7 million in 2006.
Income Taxes. For the 2007 third quarter, income tax expense was $75,000, which included a noncash deferred federal tax benefit of $168,000 and state tax expense of $243,000. For the 2006 third quarter, the income tax benefit of $406,000, included a noncash deferred federal tax benefit of $227,000, current federal tax benefit of $230,000 and state tax expense of $51,000.
For the 2007 nine months, the income tax benefit of $3.8 million, included a noncash deferred federal tax benefit of $4.3 million and state tax expense of $469,000. For the 2006 nine months, the income tax benefit of $48,000, included a noncash deferred federal tax benefit of $246,000, a current federal tax benefit of $230,000 and state tax expense of $428,000.
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Hallwood Energy Capital Requirements. The Company’s Hallwood Energy, L.P. affiliate anticipates that it will require $30,000,000 of additional capital contributions in the fourth quarter of 2007. In November 2007, Hallwood Energy received $15,000,000 of this amount from a new equity partner. In addition, Hallwood Investments Limited, another existing investor and the lender to Hallwood Energy entered into a letter agreement providing up to $15,000,000 of additional equity to Hallwood Energy. Hallwood Energy also anticipates that it will likely require in excess of $80,000,000 to finance its tentative 2008 operating budget and is in the process of seeking this additional capital from external sources.
Chairman and Majority Shareholder Withdraws Proposal. Mr. Gumbiner, the Company’s chairman and majority shareholder, has advised the Company that, because his previously announced proposal to purchase the Company’s interest in Hallwood Energy could conflict with Hallwood Energy’s efforts to obtain additional capital, among other things, he has withdrawn his proposal that the board of directors consider a liquidation of the Company. The board of directors determined that the special committee would continue to consider the Company’s strategic alternatives with respect to Brookwood, however. There can be no assurance that the special committee will recommend that the Company take any action with respect to Brookwood, or that any transaction will be completed.
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The following table sets forth selected financial information for the three months and nine months ended September 30, 2007 and 2006.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$32,576	$25,055	$92,949	$84,528

Operating income (loss)	$1,248	$(584)	$2,043	$790
Other income (loss)	(1,540)	(670)	(14,097)	(1,721)

Loss before income taxes	(292)	(1,254)	(12,054)	(931)
Income tax expense (benefit)	75	(406)	(3,790)	(48)

Net loss	$(367)	$(848)	$(8,264)	$(883)

PER COMMON SHARE:
BASIC
Net loss	$(0.24)	$(0.56)	$(5.44)	$(0.58)

Weighted average shares outstanding	1,521	1,515	1,518	1,513

ASSUMING DILUTION
Net loss	$(0.24)	$(0.56)	$(5.44)	$(0.58)

Weighted average shares outstanding	1,521	1,515	1,518	1,513

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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